UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 30, 2007
CARDIOGENESIS CORPORATION
(Exact name of registrant as specified in its charter)

California	000-28288	77-0223740

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
11 Musick
Irvine, CA 92618
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (949) 420-1800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EXHIBIT 99.1
EXHIBIT 99.2

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) On July 30, 2007, Cardiogenesis Corporation (the “Company”) entered into written employment agreements with each of Richard Lanigan, the Company’s President, and William R. Abbott, the Company’s Chief Financial Officer.
     The following is a brief summary of the terms of such employment agreements which summary is qualified in its entirety by the forms of such agreements that are filed herewith as Exhibits 99.1 and 99.2 and incorporated herein by this reference.
     Base Salary. Mr. Lanigan’s and Mr. Abbott’s base salaries remained unchanged at $247,500 and $200,000 respectively, subject to annual review and increase in the discretion of the Board of Directors.
     Bonus Opportunity. Mr. Lanigan’s and Mr. Abbott’s annual discretionary target bonus opportunity remained unchanged at 30% of their respective base salaries.
     Benefits. Mr. Lanigan’s and Mr. Abbott’s benefits remained unchanged and include, at a minimum, medical insurance (including prescription drug benefit) for the executive and his spouse. Each executive is entitled to no less than three weeks paid vacation per year.
     Acceleration of Vesting of Equity Awards. Each executive’s employment agreement provides that all outstanding options will accelerate and become exercisable in full and all rights of repurchase with respect to restricted stock (if any) shall terminate in the event of a “Change of Control” or a “Corporate Transaction.”
     For purposes of such agreements, a “Change of Control” means a change in ownership or control of the Company effected through the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board does not recommend such stockholders to accept.
     For purposes of such agreements, a “Corporate Transaction” means either of the following stockholder-approved transactions to which the Company is a party: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company.

     Payments Upon Termination. In the event of a termination for “Cause” as defined in the employment agreements or in the event of a resignation without good reason (other than in connection with a Change of Control or Corporate Transaction), the executives are only entitled to receive any accrued but unpaid base salary and benefits through the date of termination.
     In the event of a termination by the Company without “Cause” or by executive with “Good Reason,” the Company shall pay the executive: (i) accrued but unpaid salary and benefits through the date of termination, (ii) a severance payment in an amount equal to six months of executive’s then-current base salary, (iii) to the extent not already vested, all options to purchase shares of the Company’s common stock and restricted stock shall vest by six additional months, (iv) a prorated payment equal to the target bonus amount for which executive would be eligible for the year in which such resignation or termination occurred, and (v) continuation of certain insurance benefits for six months.
     In the event of a termination by the Company in connection with a “Change of Control” or a “Corporate Transaction” or a termination by the executive upon certain changes in the terms of executive’s terms of employment, the executive would be entitled to: (i) accrued but unpaid salary and benefits through the date of termination, (ii) a severance payment in an amount equal to 12 months of executive’s then-current base salary, (iii) to the extent not already vested, all options to purchase shares of the Company’s common stock and restricted stock shall vest in full, (iv) payment equal to the target bonus amount for which executive would be eligible for the year in which such resignation or termination occurred, and (v) continuation of certain insurance benefits for 12 months.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

99.1	Employment Agreement between the Company and Richard Lanigan

99.2	Employment Agreement between the Company and William Abbott

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIOGENESIS CORPORATION (Registrant)
Date: August 1, 2007	By:	/s/ William Abbott
William Abbott, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Employment Agreement, dated July 30, 2007, between the Company and Richard Lanigan

99.2	Employment Agreement, dated July 30, 2007, between the Company and William Abbott